UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 16, 2015

Catasys, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31932	88-0464853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11601 Wilshire Boulevard, Suite 1100 Los Angeles, California	90025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 444-4300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 16, 2015, Catasys, Inc. (the “Company”) entered into Stock Purchase Agreements (the “Purchase Agreements”) with each of Acuitas Group Holdings, LLC (“Acuitas”), 100% owned by Terren S. Peizer, Chairman and Chief Executive Officer of the Company, Shamus, LLC (“Shamus”), a company owned by David E. Smith, a member of the Company’s board of directors, and Steve Gorlin, a member of the Company’s board of directors (the “Investors”), pursuant to which the Company received gross proceeds of $2,000,000 for the sale of approximately 6.7 million shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), each at a purchase price of $0.30 per share.

In addition, the Company and Acuitas entered into an amendment to the 12% Original Issue Discount Convertible Debenture (the “Convertible Debenture”) dated July 30, 2015 which extended the maturity date of the Convertible Debenture from January 18, 2016 to January 18, 2017 and extended the date the Company must consummate a qualified public offering from December 31, 2015 to June 30, 2016.

The foregoing description of the Purchase Agreements does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreements. A copy of the form of the Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference. The securities were issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
Exhibit 10.1	Form of Stock Purchase Agreement, dated October 16, 2015.
Exhibit 10.2	Amendment to 12% Original Issue Discount Convertible Debenture.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATASYS, INC.

Date: October 16, 2015	By:	/s/ SUSAN E. ETZEL
Susan E. Etzel
Chief Financial Officer